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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported): May 1, 2001




                           DANKA BUSINESS SYSTEMS PLC

             (Exact name of registrant as specified in its charter)



          UNITED KINGDOM            0-20828              98-0052869

          (State or other         (Commission           (IRS Employer
          jurisdiction of         File Number)       Identification No.)
           incorporation)


                           11201 DANKA CIRCLE NORTH
                           ST. PETERSBURG, FLORIDA       33716

             (Address of principal executive offices)  (Zip Code)




       Registrant's Telephone Number, Including Area Code:  727-576-6003

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ITEM 5.   OTHER EVENTS.

     On April 9, 2001, Danka Business Systems PLC (the "Company" or "Danka") announced a definitive agreement to sell its outsourcing division, Danka Services International (DSI), to Pitney Bowes Inc., a global provider of integrated mail and document management solutions, for $290 million in cash, subject to adjustment depending on DSI's net assets at closing. Completion of the proposed sale is contingent upon the approval of Danka's shareholders, senior lenders, and the satisfaction of other conditions customary to a transaction of this nature.

     Danka announced an integrated three-part plan to reduce and refinance its debt on February 20, 2001. First is the sale of DSI, with proceeds to be used primarily to repay a substantial portion of Danka's existing bank debt. Second is an exchange offer for all $200 million of Danka's outstanding 6.75% convertible subordinated notes due April 1, 2002. The Company recently extended the exchange offer until May 31, 2001, and as of 5:00 p.m., New York City time, on April 30, 2001 had received tenders from holders of a total of $145,452,000 in aggregate principal amount, representing approximately 73% of the outstanding notes. Third is the refinancing of Danka's existing senior credit facility, and the Company expects the DSI sale agreement to accelerate the progress of these negotiations.

     The Company anticipates that it will close the exchange offer, the refinancing of senior bank debt and the sale of DSI on or before June 30, 2001.

     A copy of the agreement is included with this Form 8-K Current Report, as
Exhibit 10.33 hereto and any description or summary set forth in this Report is qualified in its entirety by reference to that exhibit.

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ITEM 7.   EXHIBITS.


EXHIBIT
NUMBER                               EXHIBIT


10.33 Purchase Agreement dated April 9, 2001 between Danka Business Systems PLC and Pitney Bowes Inc.


99.1 Press Release dated April 9, 2001 by Danka Business Systems PLC announcing agreement to sell Danka Services International Division.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                              DANKA BUSINESS SYSTEMS PLC


                              By: /s/ Keith Nelsen
                                 -----------------------------------------------
                                 Keith Nelsen
                                 Its:  Senior Vice President and General Counsel



Dated: May 1, 2001

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                                 EXHIBIT INDEX
                                 -------------

EXHIBIT
NUMBER                               EXHIBIT


10.33 Purchase Agreement dated April 9, 2001 between Danka Business Systems PLC and Pitney Bowes Inc.


99.1 Press Release dated April 9, 2001 by Danka Business Systems PLC announcing agreement to sell Danka Services International Division.